Exhibit 10.19
EIGHTH SUPPLEMENTAL AGREEMENT
TO
PAYMENT GUARANTEE FACILITY
AND
MULTICURRENCY LOAN AGREEMENT
IN THE MAXIMUM AMOUNT OF
EUR 18,000,000.-
BETWEEN
DEEPOCEAN SHIPPING III AS (FORMERLY NORTH SEA COMMAND ER SHIPPING AS)
(AS BORROWER)
AND
NORDEA BANK NORGE ASA
(AS BANK)
AND
NORDEA BANK NORGE ASA
(AS AGENT)

THIS SUPPLEMENTAL AGREEMENT NO. 8 (the “Supplemental Agreement no. 8”) dated 30 December 2008 is made between:
1.	DEEPOCEAN SHIPPING III AS (formerly NORTH SEA COMMANDER SHIPPING AS), registration no. 977 289 483, of Stoltenberggata 1, N-5527 Haugesund, Norway as borrower (the “Borrower”);

2.	THE BANKS AND FINANCIAL INSTITUTIONS listed in Exhibit 1 hereto as banks (together the “Banks”);

3.	NORDEA BANK NORGE ASA, org. no. 911 044 110, acting through its office at Middelthunsgt. 17, P. O. Box 1166 Sentrum, NO-0107 Oslo, Norway as agent (the “Agent”) on behalf of the Banks and the Swap Bank (as defined in the Loan Agreement).
WHEREAS:
A.	This Supplemental Agreement no. 8 is an addendum and supplemental to the payment guarantee facility and multicurrency loan agreement dated 22 October 2001 as amended by Supplemental Agreement no. 1 dated 21 January 2003, a Supplemental Agreement no. 2 dated 15 May 2003, a Supplemental Agreement no. 3A dated 25 March 2004, a Supplemental Agreement no. 3B dated 4 March 2008, a Supplemental Agreement no. 4 dated 20 June 2008, a Supplemental Agreement no. 5 dated 30 September 2008, a Supplemental Agreement no. 6 dated 30 October 2008 and a Supplemental Agreement no. 7 dated 26 November 2008 (the “Loan Agreement”) entered into between the Borrower, the Agent and the Banks, pursuant to which the Banks have agreed according to their several obligations to make available to the Borrower a secured drawing and long term financing for the acquisition of MV “Arbol Grande” (the “Vessel”) for an original amount not exceeding the equivalent amount of EUR 18,000,000 as later increased to EUR 23,250,000.

B.	Currently outstanding principal amount under the Loan Agreement is of the date hereof EUR 14,166,672 plus accrued interest.

C.	The Borrower has requested an extension of the Loan until 31 March 2010.

D.	The Borrower has also requested that the shares in the Borrower may be transferred to Trico Shipping AS.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND CONSTRUCTION

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used herein (including the preamble).

1.2	Definitions

In this Supplemental Agreement no. 8, unless the context otherwise requires:

“Effective Date”	means the date on which the Agent has received the documents and evidence specified in Clause 9 hereof in form and substance satisfactory to it.

1.3	Construction

In this Supplemental Agreement no. 8, unless the context otherwise requires:
(a)	words importing the singular shall include the plural and vice versa;

(b)	reference to any party shall, subject to Clause 20 of the Loan Agreement, be deemed to be a reference to or include, as appropriate, their respective permitted successors, assignees or transferees;

(c)	references to Clauses and sub-Clauses and the Schedules are references to, respectively, the Clauses and sub-Clauses of, and the Schedules to, the Loan Agreement;

(d)	a reference to this Supplemental Agreement no. 8, the Loan Agreement, the Security Documents or to another agreement or document shall be construed as including a reference to all permitted amendments or variations thereof or supplements thereto from time to time in force, but without prejudice to the Borrower’s obligations to obtain necessary consent in respect of such amendment or supplement.
2.	AGREEMENT AND CONSENT OF THE AGENT AND THE BANKS

2.1	Agreement and consent

Subject to the terms and conditions of this Supplemental Agreement no. 8, the Agent and the Banks agree with the Borrower to extend the Loan, that the shares in the Borrower may be transferred to Trico Shipping AS and to amend and supplement the Loan Agreement as set out herein. Such terms and conditions can be summarized, without limitation, as follows:
(i)	the obligations of the Borrower are guaranteed, in form of Schedule 1 hereto, by Trico Supply AS;

(ii)	inclusion of financial covenants, including cross-default provisions, in the Lenders’ opinion, on Trico Supply AS;

(iii)	the obligations of the Borrower are secured additionally by a first priority pledge of the shares in the Borrower owned by DeepOcean Maritime AS and/or Trico Shipping AS (as the case may be), in form of Schedule 2 hereto;

(iv)	the calculation of the applicable Margin is amended as set out herein.
2.2	Effective Date

The amendments set out in this Supplemental Agreement no. 8 shall have effect from the Effective Date.

3.	AMENDMENTS TO CLAUSE 2 DEFINITIONS

3.1	Amendments to Clause 2 (Definitions)

The wording of the following definitions in Clause 2 (Definitions) shall be deleted and substituted with the following:

“Margin”	means initially a percentage per annum equal to 2.25%; provided that the applicable Margin shall be subject to adjustments as set forth in the pricing grid provided below based on meeting the Consolidated Leverage Ratio as set forth herein (but in any event, such adjustments are not to be commenced prior to the delivery of financial statements delivered in respect of the fiscal quarter ending on December 31, 2008). From each applicable Start Date (as defined below) to each applicable End Date (as defined below), the applicable Margin for the Loan shall be that set forth below opposite the Consolidated Leverage Ratio indicated to have been achieved in any Quarterly Pricing Certificate delivered in accordance with the following sentence:

	Consolidated	applicable
Level	Leverage Ratio	Margin
3	Greater than or equal to 2.50:1.00	2.25%
2	Greater than 1.00:1.00 and less than 2.50:1.00	2.00%
1	Equal to or less than 1.00:1.00	1.75%

The Consolidated Leverage Ratio used in a determination of the applicable Margin shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an authorized officer of the Borrower to the Agent (with a copy to be sent by the Agent to each Bank), within 45 days of the last day of any fiscal quarter of the Borrower ending following the date the Supplemental Agreement no. 8 was signed by all parties thereto, which certificate shall set forth the calculation of the Consolidated Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant date of the delivery of such Quarterly Pricing Certificate (each date of delivery of a Quarterly Pricing Certificate, a “Start Date”) and the applicable Margin which shall be thereafter applicable (until same is changed or ceases to apply in accordance with the following sentences). The applicable Margin so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Agent or (y) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred, such earliest date (the “End Date”), at which time Level 3 pricing shall apply until such time, if any, as a Quarterly Pricing Certificate has been delivered showing the pricing for the respective period is at a Level below Level 3 (it being understood that, in the case of any Quarterly Pricing Certificate as so required, any reduction in the applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that Level 3 pricing shall apply at all times when any Event of Default is in existence.

3.2	New definitions in Clause 2 (Definitions)

The following new definitions shall be added to Clause 2 (Definitions) shall be deleted and substituted with the following:

“Capitalized Lease Obligations”	mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under generally accepted accounting principles as in effect in Norway and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with generally accepted accounting principles as in effect in Norway.

“Change of Control”	mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Trico Marine Services Inc., (ii) the board of directors of Trico Marine Services Inc. shall cease to consist of a majority of Continuing Directors, (iii) Trico Marine Services Inc. shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other Equity Interests of the Guarantor and the Borrower, or (iv) the Guarantor shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other Equity Interests of the Borrower.

“Consolidated EBITDA”	means, for any period, Consolidated Net Income for such period, before deducting therefrom (i) consolidated interest expense of the Guarantor and its Subsidiaries for such period, (ii) provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and (iii) the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses require a cash payment in a future period) and (y) to any or gains or losses from sales of assets other than from sales of inventory in the ordinary course of business; provided that, for purposes of Clause 13.16 (Financial covenants — the Guarantor) only, pro forma adjustments satisfactory to the Agent shall be made for any vessels acquired by or delivered to the Borrower or any Subsidiary of the Borrower prior to December 31, 2009 as if such vessels were acquired or delivered on the first day of the relevant Test Period.

“Consolidated Indebtedness”	shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including, in any event, without limitation, the then outstanding principal amount of the Loan, all Capitalized Lease Obligations but excluding Indebtedness of a type described in clause (vi) of the definition thereof and excluding the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Loan and the Trico Supply Intercompany Loan) of the Guarantor and its Subsidiaries on a consolidated basis as determined in accordance with generally accepted accounting principles as in effect in Norway.

“Consolidated Leverage Ratio”	means, as at any date of determination, the ratio of Consolidated Net Indebtedness as at such date to Consolidated EBITDA for the Test Period most recently ended or prior to such date.

“Consolidated Net Income”	means, for any period, the net income (or loss) of the Guarantor and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that the net income of any Subsidiary of the Guarantor shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other Person acquired by the Guarantor or a Subsidiary of the Guarantor in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Consolidated Net Indebtedness”	shall mean, on any date, (i) Consolidated Indebtedness on such date minus (ii) unrestricted cash and cash equivalents of the Guarantor and its Subsidiaries on such date

“Consolidated Net Worth”	mean, the Net Worth of the Guarantor and its Subsidiaries determined on a consolidated basis after appropriate deduction for any minority interests in Subsidiaries.

“Contingent Obligation”	mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the date the Supplemental Agreement no. 8 was signed by all parties thereto or entered into in connection with any acquisition or disposition of assets permitted by this Agreement and any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors”	means the directors of Trico Marine Services Inc. on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Trico Marine Services Inc. is recommended by at least a majority of the then Continuing Directors

“Equity Interests”	of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest

“Free Liquidity”	means at any time the sum of the unrestricted cash and cash equivalents held by the Guarantor and its Subsidiaries at such time.

“Guarantee”	means an unconditional and irrevocable on demand guarantee in the maximum amount of EUR 20,000,000 dated on or about the date of the Supplemental Agreement no. 8, executed by the Guarantor in favour of the Agent guaranteeing the Borrower’s obligations pursuant to this Agreement.

“Guarantor”	means Trico Supply AS, registration no. 976 853 938, of Holmefjordvegen 1, N-6090 Fosnavåg, Norway.

“Indebtedness”	mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all Indebtedness of the types described in clause (i), (iii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iii) the aggregate amount of all Capitalized Lease Obligations of such Person, (iv) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (v) all Contingent Obligations of such Person and (vi) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include (x) trade payables and expenses accrued in the ordinary course of business or (y) milestone payments and similar obligations incurred by any Person under any vessel purchase contract.

“Interest Rate Protection Agreement”	mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Lien”	means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Net Worth”	mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with generally accepted accounting principles as in effect in Norway, constitutes stockholders’ equity, but excluding any treasury stock and cumulative foreign translation adjustments.

“Obligations”	means all amounts owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Security Document.

“Other Hedging Agreement”	mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Parent”	means any entity at any time owning at least 1 share in the Borrower, being (i) DeepOcean Maritime AS, registration no. 948 230 798, of Stoltenberggata 1, N-5527 Haugesund, Norway and/or (ii) Trico Shipping AS, registration no. 976854020, Of N- 6090 Fosnavåg, Norway.

“Person”	means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Share Pledge”	means a first priority pledge of its shares in the Borrower dated on or about the date of the Supplemental Agreement no. 8, executed by each Parent in favour of the Agent in agreed form.

“Subsidiary”	means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Supplemental Agreement no. 1”	means a first supplemental agreement to this Agreement dated 21 January 2003.

“Supplemental Agreement no. 2”	means a second supplemental agreement to this Agreement dated 15 May 2003.

“Supplemental Agreement no. 3A”	means a third supplemental agreement to this Agreement dated 25 March 2004.

“Supplemental Agreement no. 3B”	means a third supplemental agreement to this Agreement dated 4 March 2008.

“Supplemental Agreement no. 4”	means a fourth supplemental agreement to this Agreement dated 20 June 2008.

“Supplemental Agreement no. 5”	means a fifth supplemental agreement to this Agreement dated 30 September 2008.

“Supplemental Agreement no. 6”	means a sixth supplemental agreement to this Agreement dated 30 October 2008.

“Supplemental Agreement no. 7”	means a seventh supplemental agreement to this Agreement dated 26 November 2008.

“Supplemental Agreement no. 8”	means a eight supplemental agreement to this Agreement dated 30 December 2008.

“Test Period”	means each period of four consecutive fiscal quarters, in each case taken as one accounting period.

“TMS Intercompany Indebtedness”	means the loan agreement in the principal amount of USD 395,000,000 made between Trico Marine Services Inc. as lender, and Trico Shipping AS, as borrower, dated [May 15, 2008].

“Trico First Facility”	means a USD 100,000,000 facility granted to Trico Subsea AS, guaranteed by Trico Supply AS and Trico Subsea Holding AS, by certain lenders, Nordea Bank Finland Plc., New York Branch as administrative agent and bookrunner and Nordea Bank Finland Plc., New York Branch and Bayerische Hypo- und Vereinsbank AG as joint lead arrangers pursuant to a facility agreement dated 24 April 2008.

“Trico Marine Cayman Intercompany Loan”	means the loan in the original principal amount of $33,486,076.35 made by Trico Marine Cayman, L.P., acting through its general partner, Trico Holdco LLC, to the Guarantor pursuant to that certain loan agreement, dated as of November 8, 2007.

“Trico Second Facility”	means a USD 200,000,000 facility granted to Trico Shipping AS, guaranteed by Trico Supply AS, Trico Subsea Holding AS and Trico Subsea AS, by certain lenders, Nordea Bank Finland Plc., New York Branch as administrative agent and bookrunner and Nordea Bank Finland Plc., New York Branch and Bayerische Hypo- und Vereinsbank AG as joint lead arrangers pursuant to a facility agreement dated 24 April 2008.

“Trico Supply Intercompany Loan”	means the loan from Trico Marine Operators, Inc. to the Guarantor in the initial principal amount of USD 194,200,003.54 pursuant to the Trico Supply Intercompany Loan Documentation.

“Trico Supply Intercompany Loan Documentation”	means that certain promissory note dated November 8, 2007 between the Guarantor and Trico Marine Operators, Inc.

“Trico Third Facility”	means a USD 280,000,000 facility granted or to be granted to Trico Subsea AS and Trico Shipping AS as co-borrowers, guaranteed by Trico Supply AS, by certain lenders, Nordea Bank Finland Plc., New York Branch as administrative agent and bookrunner and Nordea Bank Finland Plc., New York Branch and Bayerische Hypo- und Vereinsbank AG as joint lead arrangers pursuant to a facility agreement to be drafted pursuant to a term letter dated 21 October 2008.

“UCC”	means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
3.3	Amendments to Clause 2 (Definitions)

The wording of the following definitions in Clause 2 (Definitions) shall be deleted:

“Equity Ratio”	Total Value Adjusted Equity divided by Total Debt.

“Excess Values”	the positive difference between Market Value and the book value of the Borrower’s vessels and also adjusted with net booked gains or losses from sales of vessels, plus the positive excess value of the Borrower’s shares or other participation in other ship-owning corporations based on the same valuation principles.

“Total Debt”	on a consolidated basis for the Borrower the sum of (i) indebtedness for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with Norwegian General Accounting Principles would be shown on the liability side of the balance sheet, (iii) the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a second person secured by any lien on any property of the Borrower, or any of its subsidiaries, whether or not such indebtedness has been assumed, and (v) all capitalized lease obligations.

“Total Corporate Value Adjusted Assets”	the book value of the Borrower’s total assets, adjusted with Excess Values.

“Total Value Adjusted Equity”	the Total Corporate Value Adjusted Assets less Total Corporate Debt.

“Working Capital	the aggregate amount of the Borrower’s cash, bank deposits, fully marketable securities and short term receivables including also short terms intercompany receivables (Current Assets) less short term liabilities, (Current Liabilities), always provided that short term shall be interpreted in accordance with recognized accounting practice and short term liabilities shall not include first years instalments on long term loans of the Borrower.
4.	AMENDMENTS TO CLAUSE 7 REPAYMENT

4.1	Amendments to Clause 7 (Repayment)

The parties agree that the wording of Clause 7.02 (Repayment of the Loan), first section, shall be deleted and substituted by the following new wording:

7.02 Repayment of the Loan

The Borrower shall repay the Loan in full, including any outstanding interest, fees or recoverable expenses of the Agent and/or the Banks, on 31 March 2010.
5.	AMENDMENTS TO CLAUSE 10 SECURITY

5.1	Amendments to Clause 10.02 (Security from the date of delivery of the Vessel)

The parties agree that the following new Security Documents shall be added to the list of Security Documents and shall secure the obligations of the Borrower pursuant to the Loan Agreement and any swap(s) and/or other derivatives:
(v)	the Share Pledges

(vi)	the Guarantee.
6.	AMENDMENTS TO CLAUSE 12 REPAYMENT

6.1	Amendments to Clause 12.18 (Financial covenants)

The parties agree that sub-clauses (i) and (ii) of Clause 12.18 (Financial covenants) shall be deleted.

6.2	Amendments to Clause 12.19 (Compliance Certificate)

The parties agree that the wording of Clause 12.19 (Compliance Certificate) shall be deleted and substituted by the following new wording:

12.19 Compliance Certificate

The Borrower and the Guarantor shall during the Loan Period every 28 February and 31 August execute a Compliance Certificate, by authorised signatories on their behalf, certifying that save as previously disclosed to the Agent on behalf of the Banks, so far as the Borrower and/or the Guarantor are aware of, no Event of Default is outstanding, and if an Event of Default is outstanding, specifying the Event of Default and the steps, if any, being taken to remedy it, and further, certifying compliance with clause 12.18 (Financial Covenants) and 13.16 (Financial covenants — the Guarantor) of the Agreement and setting out relevant calculations demonstrating such compliance.

7.	AMENDMENTS TO CLAUSE 13 EVENTS OF DEFAULT

7.1	Amendments to Clause 13.01 (Events of Default)

The parties agree that the wording of Clause 13.01 (Events of Default) shall be deleted and substituted by the following new wording:
13.01 Events of default
Each of the events set out in Clause 13.02 to 13.16 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

7.2	Amendments to Clause 13.05 (Cross-default)

The parties agree that the wording of Clause 13.05 (Cross-default) shall be deleted and substituted by the following new wording:
13.05 Cross-default
(i)	The Guarantor or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations, the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Loan, the Trico Supply Intercompany Loan Documentation and any other intercompany loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

(ii)	The Guarantor or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations, the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Loan, the Trico Supply Intercompany Loan Documentation and any other intercompany loans) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity,

Provided that it shall not be an Event of Default under this Section 13.05 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (ii), inclusive, is at least $10,000,000.
7.3	Amendments to Clause 13.08 (Insolvency)

The parties agree that the wording of Clause 13.08 (Insolvency) shall be deleted and substituted by the following new wording:
13.08 Insolvency
The Guarantor or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Guarantor or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries or the Guarantor or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Guarantor or any of its Subsidiaries or there is commenced against the Guarantor or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Guarantor or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Guarantor or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing.

7.4	Amendments to Clause 13.11 (Change in Ownership)

The parties agree that the wording of clause 13.11 shall, with effect from the Effective Date, be deleted and substituted by the following new wording:
13.11 Change of ownership or control
If:
(i)	any of the shares of the Borrower are owned by any other Person than a Parent; or

(ii)	a Change of Control shall occur.
7.5	New Clause 13.16 (Financial covenants — the Guarantor)

The parties agree the following new Clause 13.16 (Financial covenants — the Guarantor) shall be inserted into the Loan Agreement:
13.16 Financial covenants — the Guarantor
(i)	The Guarantor permits the Consolidated Leverage Ratio on the last day of any fiscal quarter of the Guarantor to be greater than 3.50:1:00.

(ii)	The Guarantor permits its Consolidated Net Worth on the last day of any fiscal quarter of the Guarantor to be less than (i) 80% of Consolidated Net Worth on the date of the Supplemental Agreement no. 8 plus (ii) 50% of cumulative Consolidated Net Income (if positive) for the period, commencing on April 1, 2008 and ending on the last day of such fiscal quarter plus (iii) 100% of the face amount of any equity interests issued by the Guarantor after the date of the Supplemental Agreement no. 8.

(iii)	The Guarantor permits its Free Liquidity to be less than USD 15,000,000.
8.	AMENDMENTS TO THE SCHEDULES

8.1	Amendments to Schedule 6 (Compliance certificate)

The parties agree that Schedule 6 (Compliance certificate) shall be deleted and substituted by Exhibit 1 hereto.

9.	CONDITIONS PRECEDENT AND SUBSEQUENT

9.1	Conditions precedent

The Borrower shall deliver to the Agent the following documents in form and substance acceptable to the Agent:
1.	Two copies of this Supplemental Agreement no. 8 duly executed and signed by the Borrower.

2.	The Guarantee, duly executed and signed by the Guarantor.

3.	The Share Pledges, duly executed and signed by both Parents.

4.	An amendment to the First Spanish Ship Mortgage, amending the maturity date of the First Spanish Ship Mortgage, duly executed, with evidence of registration such amendment.

5.	An updated certificate of incorporation and articles of association of the Borrower, the Parents and the Guarantor;

6.	Board resolutions and PoA from the Borrower in respect of the execution of the Supplemental Agreement no. 8 and the extension of the Loan and maturity date of the First Spanish Ship Mortgage.

7.	Board resolutions and PoA from the Parents in respect of the execution of the Share Pledges.

8.	Board resolutions and PoA from the Guarantor in respect of the execution of the Guarantee.

9.	The Trico First Facility.

10.	The Trico Second Facility.
9.2	Conditions subsequent
Borrower shall, as soon as available, deliver to the Agent the following documents in form and substance acceptable to the Agent:
1.	The Trico Third Facility.
10.	FEES AND EXPENSES

10.1	Cost and expenses

The Borrower shall upon demand reimburse all reasonable expenses (including external legal fees of the Agent and/or the Banks) incurred by the Agent and/or the Banks in connection with the drafting, negotiation, preparation, syndication, closing, maintenance enforcement and execution of this Supplemental Agreement no. 8 and any documents relating thereto.

10.2	Non recoverable cost

The fees and expenses specified in this Clause 10 shall be payable by the Borrower in any event and shall in no circumstances be recoverable from the Agent or the Banks. The Borrower’s obligation to pay any fees and expenses hereunder shall survive the termination date of this Agreement.

11.	CONTINUED FORCE AND EFFECT

Except as set out in this Supplemental Agreement no. 8 and the Supplemental Agreements nos. 1-7, the Loan Agreement shall continue in full force and effect and the Loan Agreement, Supplemental Agreements nos. 1-7 and this Supplemental Agreement no. 8 shall be read and construed as one instrument.

12.	GOVERNING LAW

This Supplemental Agreement no. 8 is governed by Norwegian law. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of Bergen tingrett, provided however, that the choice of venue shall not prevent the Agent and/or the Banks from commencing proceedings against the Borrower in any other court of competent jurisdiction.
*****

Exhibit 1
FORM OF COMPLIANCE CERTIFICATE
          This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 12.19 of the Loan Agreement, dated as of 22 October 2001 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”), among DeepOcean Shipping III AS (the “Borrower”), the Lenders party thereto from time to time, and Nordea Bank Nordea ASA as Agent. Trico Supply AS, a limited company organized under the laws of Norway (the “Guarantor”) guarantees the obligations of the Borrower pursuant to the Loan Agreement. Terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.
          1. I am the duly elected, qualified and acting principal financial officer of the Guarantor or the Borrower (as the case may be).
          2. I have reviewed and am familiar with the contents of this Certificate. I am providing this Certificate solely in my capacity as an officer of the Borrower or the Guarantor (as the case may be). The matters set forth herein are true to my knowledge after due inquiry.
          3. I have reviewed the terms of the Loan Agreement and the other Security Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower, the Guarantor and their Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, expect as set forth below].
          4. Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.
          5. The Borrower has complied with all covenants contained in Clause 12 of the Loan Agreement.
          IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Guarantor this ___day of                          , 20          .

TRICO SUPPLY AS
By
Name:
Title:

          IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Borrower this ___day of                           , 20         .

DEEPOCEAN SHIPPING III AS
By
Name:
Title:

ANNEX 1
to Compliance Certificate
CONSOLIDATED FINANCIAL STATEMENTS

     ANNEX 2
to Compliance Certificate
     COMPUTATIONS SHOWING COMPLIANCE
          The information described herein is as of                     , ___1 (the “ Computation Date ”) and, except as otherwise indicated below, pertains to the period from                      ___, 20___to the Computation Date (the “ Relevant Period ”).

				Period or Date of Determination	Amount
I.	Minimum Value

The Market Value (Section 12.18 (iii)) of the Vessel, based on the following information is above 160% of the Loan

		(a)	Outstanding amount under the Loan		NOK

		(b)	Market Value of the Vessel		NOK

II.	Financial Covenants

	1.	Consolidated Leverage Ratio (Section 13.16 (i))

		(a)	Consolidated Net Indebtedness[2] for the Test Period (as defined in the Loan Agreement) ended on the Computation Date		$

		(b)	Consolidated EDITDA[3] for the Test Period ended on the Computation Date

		(c)	Ratio of line a to line b		:1.00

	2.	Consolidated Net Worth (Section 13.16 (i)

		(a)	Eighty percent (80%) of consolidated Net Worth on the Effective Date		$

		(b)	Fifty percent (50%) of the Consolidated Net Income[4] (to the extent positive) for the period commencing on April 1, 2008 and ended on the Computation Date

[1]	Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this compliance certificate.

[2]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Net Indebtedness.

[3]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EDITDA.

[4]	Insert hereto in reasonable detail the calculations required to arrive at Consolidated Net Income

	(c)	One hundred percent (100%) of the face amount of any equity interests issued by the Guarantor after the Effective Date	___:1.00

	(d)	Sum of line a, line b, and line c

3.	Free	Liquidity (Section 13.16(iii))

	(a)	The unrestricted cash and cash equivalents held by the Guarantor and its Subsidiaries at such time[5]	$

[5]	Attach hereto in reasonable detail the calculations as required to arrive at Cash Equivalents

     EXECUTION PAGE
IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement no. 8 to be duly executed and delivered the day and the year first above written.

SIGNED	SIGNED
NORDEA BANK NORGE ASA	DEEPOCEAN SHIPPING III AS
as Agent, Arranger and Bank	as Borrower